February 23, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL DECLARES QUARTERLY DIVIDEND,
HOLDS ANNUAL SHAREHOLDERS MEETING

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors today declared a quarterly cash dividend on shares of its common stock of $0.25 per share, payable April 16, 2018 to shareholders of record on April 2, 2018. The Board also voted to appoint Paul Shoukry, Senior Vice President of Finance and Investor Relations, as Treasurer of Raymond James Financial. Executive Vice President - Finance and Chief Financial Officer Jeff Julien held the position previously.

The firm held its 2018 Annual Meeting of Shareholders on the afternoon of February 22, 2018. Shareholders elected all 11 of the company’s board nominees. Shareholders also voted to approve, on an advisory basis, the compensation of the company’s named executive officers for fiscal 2017, and to ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,500 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $750 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.